EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Gart Sports Company:

We consent to incorporation by reference in registration statements Nos. 333-43997 and 333-87013 on Form S-8 of Gart Sports Company of our report dated March 14, 2000, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows of Gart Sports Company and subsidiaries for the 52 weeks ended January 29, 2000, which report appears in the February 2, 2002, annual report on Form 10-K of Gart Sports Company.

KPMG LLP

Denver, Colorado
April 16, 2002